Exhibit 32.1
Form of Certification Pursuant to Section 1350 of Chapter 63
of Title 18 of the United States Code
I, Miguel Fernandez, the chief executive officer of Tupperware Brands Corporation, certify that, to the best of my knowledge, (i) the Form 10-Q for the quarter ended September 26, 2020 fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934 and (ii) the information contained in such Form 10-Q fairly presents, in all material respects, the financial condition and results of operations of Tupperware Brands Corporation.

/s/ Miguel Fernandez
Miguel Fernandez
President and Chief Executive Officer

A signed original of this written statement required by Section 906 has been provided to Tupperware Brands Corporation and will be retained by Tupperware Brands Corporation and furnished to the Securities and Exchange Commission or its staff upon request.

Date: October 28, 2020